Press Release	Source: Datameg Corporation

Datameg to Host Conference Call to Discuss Developments
Thursday August 9, 3:00 pm ET

SALT LAKE CITY--(BUSINESS WIRE)--Datameg Corporation (OTCBB:DTMG - News) today announced that the company will host a conference call at 4:30 p.m. EDT Thursday, August 16, 2007 during which management will discuss corporate developments and answer questions.

Datameg Corporation is evolving into a true holding company which will combine a mix of successful, established businesses with promising technology in the telecommunications industry.

To access the conference call via telephone, please dial 800-289-0533 from the United States or 913-981-5525 for international. A telephone replay will be available from approximately 8 p.m. EDT on August 16, 2007 through September 15, 2007. To access a replay of the conference, please dial 888-203-1112 from the United States or 719-457-0820 for international. The passcode for both replay numbers is 6180884.

Datameg Corporation (OTCBB: DTMG - News) is a holding company with subsidiaries in the technology industry. Datameg's wholly-owned subsidiaries Net Symphony and QoVox Corporation design, develop and offer network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). Computer Ctr.Com provides a wide range of technology solutions and is a strategic technology supplier to QoVox and Net Symphony. For more information on our subsidiaries, visit our web site at www.datameg.com/ir.html

Certain statements contained herein are forward looking. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products, and changes in the VoIP and technology industries. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the company.

Contact:

Clarke Communication Group

Terry Clarke, 617-872-6282

tclarke@clarkecommgroup.com

Source: Datameg Corporation